Exhibit 10.01

P.O. Box 7850
Mountain View CA 94039-7850
October 1, 2007
Brad D. Smith
Dear Brad:
On behalf of Intuit Inc. (“Intuit” or the “Company”), congratulations on your promotion to President and Chief Executive Officer. We look forward to your continued leadership.
The terms of your employment as a result of your promotion are as follows:
1.	Position. You will become Intuit’s President and Chief Executive Officer, effective January 1, 2008 (the “Promotion Date”) and continuing thereafter until termination pursuant to Section 8. During your term as President and Chief Executive Officer you will be appointed to Intuit’s Board of Directors, subject to the rights of Intuit’s stockholders to elect directors at each annual meeting. You will report to the Board of Directors of Intuit (the “Board”). You will be expected to devote your full working time and attention to the business of Intuit, and you will not render services to any other business without the prior approval of the Board of Directors or, directly or indirectly, engage or participate in any business that is competitive in any manner with the business of Intuit. You will also be expected to comply with and be bound by the Company’s operating policies, procedures and practices that are from time to time in effect during the term of your employment.

2.	Base Salary. In connection with this promotion, your base annual salary will be increased to $800,000 effective October 1, 2007, payable in accordance with Intuit’s normal payroll practices with such payroll deductions and withholdings as are required by law.

3.	Bonus. Your annual performance bonus will be determined pursuant to Intuit’s Senior Executive Incentive Plan (the “SEIP”), a cash bonus incentive plan designed to meet the performance-based compensation requirements under Section 162(m) of the Internal Revenue Code (the “Code”). Your bonus, if any, will be contingent upon your and Intuit’s attainment of one or more performance goals in accordance with the SEIP. Your bonus target will be 120% of your base salary (the “Target Bonus”). Your maximum annual bonus will be no greater than $5,000,000, the maximum annual bonus payable to any one individual under the SEIP.

4.	Stock Options. The Compensation and Organizational Development Committee of the Board of Directors (the “Committee”) or its designee shall grant you a nonqualified stock option to purchase 260,000 shares of Intuit common stock (the “Promotion Option”). This Promotion Option will be granted to you on the seventh business day of the month following the month of the Promotion Date. The exercise price per share will be equal to the closing price of Intuit’s Common Stock on the Nasdaq market on the date of grant. The Promotion Option will be subject to the terms of the Intuit Inc. 2005 Equity Incentive Plan. The Promotion Option will vest over five (5) years, with 50% of the option shares vesting on the third anniversary of your Promotion Date, and the remaining 50% of the option shares vesting on the fifth anniversary of your Promotion Date, provided you remain employed on the vesting dates.

Notwithstanding the foregoing vesting schedule for the Promotion Option, in the event of: (i) your Involuntary Termination or Termination Without Cause, as such terms are defined in Section 8 below, prior to the three (3) year anniversary of the Promotion Date, and (ii) your delivery to Intuit of a signed release (in a form mutually satisfactory to you and Intuit) and satisfaction of all conditions to make such release effective, then such number of Promotion Option shares equal to (x) 1/60 of the total amount of the Promotion Option multiplied by (y) the number of full months since the Promotion Date that you remained continuously employed by Intuit prior to your date of employment termination shall immediately vest. In the event of: (aa) your Involuntary Termination or Termination Without Cause, as such terms are defined in Section 8 below, after the three (3) year anniversary of the Promotion Date and prior to the five (5) year anniversary of the Promotion Date and (bb) your delivery to Intuit of a signed release (in a form mutually satisfactory to you and Intuit) and satisfaction of all conditions to make such release effective, then the Promotion Option shall immediately vest as to an additional number of shares equal to (xx) 1/24th of 50% of the total Promotion Option shares multiplied by (yy) the number of full months since the third anniversary of the Promotion Date that you remained continuously employed by Intuit prior to your date of employment termination.

The Promotion Option will have a maximum term of seven years from the date of grant, but will terminate earlier in the event your employment terminates. In the event of your Termination, as defined in the 2005 Equity Incentive Plan, the unvested portion of the Promotion Option will terminate and you will have ninety days following the date of your termination of employment in which to exercise the then vested portion of your Promotion Option. At the end of the ninety days, any vested portion of the Promotion Option that you have not yet exercised will terminate. Also, as provided in the 2005 Equity Incentive Plan or a successor plan, the post-termination exercise period for the Promotion Option will be twelve months in the event your employment terminates due to your disability and eighteen months if your employment terminates due to your death.

5.	Restricted Stock Units. The Committee or its designee will also grant you 130,000 restricted stock units (the “Promotion Stock Units”). The Promotion Stock Units will be granted to you on the seventh business day of the month following the month of the Promotion Date. The Promotion Stock Units and the issuance of the underlying Intuit Common Stock will be subject to the terms and conditions of your Promotion Stock Unit Agreement and the Intuit Inc. 2005 Equity Incentive Plan or a successor plan. Intuit shall issue to you the shares underlying the Promotion Stock Units within ninety (90) days following the date on which such Promotion Stock Units vest. The Promotion Stock Units will vest over four (4) years, with 50% of the underlying shares vesting on the second anniversary of your Promotion Date, and the remaining 50% of the underlying shares vesting on the fourth anniversary of your Promotion Date, provided you remain employed on the vesting dates.

Notwithstanding the foregoing, in the event of (i) your Involuntary Termination or Termination Without Cause, as such terms are defined in Section 8 below, prior to the two (2) year anniversary of the Promotion Date and (ii) your delivery to Intuit of a signed release (in a form mutually satisfactory to you and Intuit) and satisfaction of all conditions to make the release effective, then you will immediately become vested with respect to a number of Promotion Stock Units equal to (x) 1/48 of the total number of Promotion Stock Units multiplied by (y) the number of full months since the Promotion Date that you remained continuously employed by Intuit prior to your date of employment termination. In the event of (aa) your Involuntary Termination or Termination Without Cause, as such terms are defined in Section 8 below, after the two (2) year anniversary of the Promotion Date and prior to the four (4) year anniversary of the Promotion Date and (bb) your delivery to Intuit a signed release (in a form mutually satisfactory to you and Intuit) and satisfaction of all conditions to make the release effective, then such number of Promotion Stock Units equal to (xx) 1/48 of the total Promotion Stock Units multiplied by (y) the number of full months since the second anniversary of the Promotion Date that you remained continuously employed by Intuit prior to your date of employment termination shall immediately vest.

6.	Share Ownership and MSPP. As President and CEO, you shall participate in Intuit’s Share Ownership Program. You will have five years following your Promotion Date in which to acquire and hold a minimum number of shares of Intuit stock, pursuant to the terms of such program. You will also be eligible to enroll in the Management Stock Purchase Program (the “MSPP”). The MSPP allows you to defer up to 15% of your annual bonus, which will be converted into restricted stock units based on the fair market value of Intuit’s common stock on the date such bonus is awarded. Pursuant to approval of the Committee, Intuit will grant an additional restricted stock unit for every restricted stock unit you purchase through such deferral, up to 3,000 shares. The Stock Units granted pursuant to the MSPP will be issued under Intuit’s 2005 Equity Incentive Plan or a successor plan, in accordance with the terms and conditions set forth therein.

7.	Other Benefits. You will be entitled to the following additional benefits:
(a)	You will continue to be eligible for the normal health insurance, 401(k), employee stock purchase plan, nonqualified deferred compensation plan and other benefits offered to all Intuit senior executives.

(b)	Intuit will reimburse you for up to $20,000 per year for two years beginning with the 2007 calendar year for costs incurred by you for personal financial and legal advice. This will be reported as income to you in accordance with applicable law and subject to tax withholding.
8.	Employment and Termination. Your employment with Intuit continues to be at-will and may be terminated at any time for any reason or no reason by you or Intuit, including the following:

(a)	You may terminate your employment upon written notice to the Board at any time for Good Reason, as such term is defined in Section 9, below (an “Involuntary Termination”);

(b)	You may terminate your employment upon written notice to the Board at any time in your discretion without Good Reason, as such term is defined in Section 9 below (a “Voluntary Termination”);

(c)	Intuit may terminate your employment upon written notice to you at any time following a determination by the Board that there is Cause, as such term is defined in Section 9 below, for such termination (“Termination For Cause”);

(d)	Intuit may terminate your employment upon written notice to you at any time in the sole discretion of the Board without a determination that there is Cause, as such term is defined in Section 9 below, for such termination (“Termination Without Cause”); or

(e)	During the one year following a Change in Control, as such term is defined in Section 9, below, if your employment terminates because of an Involuntary Termination or a Termination without Cause, (a “Termination Following a Change in Control”).
9.	Definitions. As used in this agreement, the following terms have the following meanings:
(a) “Good Reason” means (i) a reduction in your title or a material reduction in your duties or responsibilities that is inconsistent with your position as President and Chief Executive Officer such that you no longer report directly to the Board, without your prior written consent; (ii) any reduction in your base annual salary or target bonus opportunity (other than in connection with a general decrease in the salary or target bonuses for all officers of Intuit) without your prior consent; (iii) a material breach by Intuit of any of its obligations hereunder after you provide Intuit with written notice within a reasonable period of time following such breach and a reasonable opportunity to cure of not less than 30 days; (iv) failure of any successor to assume this agreement; or (v) a requirement by Intuit, without your prior written consent, that you relocate your principal office to a facility more than 50 miles from Intuit’s current headquarters;
(b) “Cause” means (i) gross negligence or willful misconduct in the performance of your duties to Intuit (other than as a result of a disability) that has resulted or is likely to result in substantial and material damage to Intuit, after a written demand for substantial performance is delivered to you by the Board which specifically identifies the manner in which you have not substantially performed your duties and you have been provided with a reasonable opportunity of not less than 30 days to cure any alleged gross negligence or willful misconduct; (ii) commission of any act of fraud with respect to Intuit; or (iii) conviction of a felony or a crime involving moral turpitude causing material harm to the business and affairs of Intuit. No act or failure to act by you shall be considered

“willful” if done or omitted by you in good faith with reasonable belief that your action or omission was in the best interests of Intuit.
(c) “Change in Control” means the effective date upon which (i) any person or entity becomes the beneficial owner, directly or indirectly, of securities of Intuit representing fifty (50%) percent of the total voting power of all its then outstanding voting securities, (ii) a merger or consolidation of Intuit in which its outstanding voting securities immediately prior to the merger or consolidation do not represent, or are not converted into securities that represent, a majority of the voting power of all outstanding voting securities of the surviving entity immediately after the merger or consolidation, (iii) a sale of substantially all of the assets of Intuit or a liquidation or dissolution of Intuit, or (iv) individuals who, as of the Promotion Date, constitute the Board of Directors (the “Incumbent Board”) cease for any reason to constitute at least a majority of such Board; provided that any individual who becomes a director of Intuit subsequent to the Promotion Date, whose election, or nomination for election by Intuit stockholders, was approved by the vote of at least a majority of the directors then in office shall be deemed a member of the Incumbent Board.
10.	Severance Benefits. Upon termination of your employment with Intuit for any reason, you will receive payment for all unpaid salary and vacation accrued to the date of your termination of employment; and your benefits will be continued under Intuit’s then existing benefit plans and policies for so long as provided under the terms of such plans and policies and as required by applicable law. Under certain circumstances and conditioned upon your execution of a general release and waiver of claims (in a form mutually satisfactory to you and Intuit) against the Company, its officers and directors, and your satisfying all conditions to make the release effective, you will also be entitled to receive severance benefits as set forth below, but you will not be entitled to any other compensation, award or damages with respect to your employment or termination. However all severance benefits shall be paid six months and one day following the date of termination of your employment, except that payment shall be made earlier as set forth below to the extent such earlier payment does not fail to comply with the requirements of Section 409A(a) of the Code and the regulations thereunder as then in effect.
(a)	In the event of your Voluntary Termination or Termination For Cause, you will not be entitled to any severance benefits.

(b)	In the event of your Involuntary Termination or Termination Without Cause or Termination Following a Change in Control, conditioned upon your execution of a general release and waiver of claims (in a form mutually satisfactory to you and Intuit) against Intuit, its officers and directors and your satisfying all conditions to make the release effective, you will also be entitled to (i) a single lump sum severance payment equal to twelve (12) months of your then current annual base salary and 100% of your Target Bonus for the then current fiscal year (less applicable deductions and withholdings) payable within 30 days after the effective date of your termination; and (ii) pro rata acceleration of the vesting and exercisability of the Promotion Option and the Promotion Stock Units, as described above in Sections 4 and 5, respectively.
11.	If your severance and other benefits provided for in Section 10 constitute “parachute payments” within the meaning of Section 280G of the Code and, but for this subsection, would be subject to the excise tax imposed by Section 4999 of the Code, then your severance and other benefits under Section 10 will be payable, at your election, either in full or in such lesser amount as would result, after taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, in your receipt on an after-tax basis of the greater amount of severance and other benefits.

12.	Indemnification Agreement. The standard form of indemnification agreement for officers and directors, which you previously entered into to indemnify you against certain liabilities you may incur as an officer or director of Intuit shall remain in effect.

13.	Confidential Information and Invention Assignment Agreement. The standard form of Employee Invention Assignment & Confidentiality Agreement you entered into when you commenced employment with Intuit shall remain in effect.

14.	Arbitration. To ensure the rapid and economical resolution of disputes that may arise in connection with your employment with Company, you and Company agree that any and all disputes, claims, or causes of action, in law or equity, arising from or relating to your employment, or the termination of your employment, will be resolved, to the fullest extent permitted by law per Attachment A.

15.	Withholding Taxes; 409A. All payments made under this agreement shall be subject to reduction to reflect all federal, state, local and other taxes required to be withheld by applicable law. To the extent (i) any payments to which you become entitled under this agreement, or any agreement or plan referenced herein, in connection with your termination of employment with Intuit constitute deferred compensation subject to Section 409A of the Code, and (ii) you are deemed at the time of such termination of employment to be a “specified” employee under Section 409A of the Code, then such payment or payment shall not be made or commence until the earliest of (i) the expiration of the six (6)-month period measured from the date of your “separation from service” (as such term is at the time defined in Treasury Regulations under Section 409A of the Code) with Intuit; (ii) the date you become “disabled” (as defined in Section 409A of the Code); or (iii) the date of your death following such separation from service; provided, however, that such deferral shall only be effected to the extent required to avoid adverse tax treatment to you, including (without limitation) the additional twenty percent (20%) tax for which you would otherwise be liable under Section 409A(a)(1)(B) of the Code in the absence of such deferral. Upon the expiration of the applicable deferral period, any payments which would have otherwise been made during that period (whether in a single sum or in installments) in the absence of this paragraph shall be paid to you or your beneficiary in one lump sum.

16.	Miscellaneous.
(a)	Authority to Enter into Agreement. Intuit represents that its Chairman of the Board has due authority to execute and deliver this agreement on behalf of Intuit.

(b)	Absence of Conflicts. You represent that your continued employment with the Company and the performance of your duties under this agreement will not breach any other agreement to which you are a party.

(c)	Attorneys’ Fees. If a legal action or other proceeding is brought for enforcement of this agreement because of an alleged dispute, breach, default, or misrepresentation in connection with any of the provisions of this agreement, the prevailing party shall be entitled to recover reasonable attorneys’ fees and costs incurred, both before and after judgment, in addition to any other relief to which he or it may be entitled.

(d)	Successors. This agreement is binding on and may be enforced by Intuit and its successors and assigns and is binding on and may be enforced by you and your heirs and legal representatives. Any successor to Intuit or substantially all of its business (whether by purchase, merger, consolidation or otherwise) will in advance assume in writing and be bound by all of Intuit’s obligations under this agreement.

(e)	Notices. Notices under this agreement must be in writing and will be deemed to have been given when personally delivered or two days after mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. Mailed notices to you will be addressed to you at the home address which you have most recently communicated to Intuit in writing, with a copy to legal counsel you designate. Notices to Intuit will be addressed to its General Counsel at Intuit’s corporate headquarters.

(f)	Waiver. No provision of this agreement will be modified or waived except in writing signed by you and an officer of Intuit duly authorized by its Board of Directors. No waiver by either party of any breach of this agreement by the other party will be considered a waiver of any other breach of this agreement.

(g)	Entire Agreement. This agreement and the documents referenced herein represent the entire agreement between us concerning the subject matter of your employment by Intuit and, to the extent that there is a term of employment in this agreement which conflicts with a term in your prior offer letter or employment agreements with Intuit, this agreement is superseding.

(h)	Governing Law. This agreement will be governed by the laws of the State of California without reference to conflict of laws provisions.

          Please indicate your acceptance of the terms of this agreement by signing in the place indicated below.

Very truly yours,	Accepted: October 1, 2007

/s/ WILLIAM V. CAMPBELL	/s/ BRAD D. SMITH

William V. Campbell	Brad D. Smith
Chairman of the Board of Directors,
Intuit Inc.

Attachment A
ARBITRATION AGREEMENT
To ensure the rapid and economical resolution of disputes that may arise in connection with your employment with Company, you and Company agree that any and all disputes, claims, or causes of action, in law or equity, arising from or relating to your employment, or the termination of your employment, will be resolved, to the fullest extent permitted by law by final, binding and confidential arbitration in San Francisco, California conducted by the Judicial Arbitration and Mediation Services/Endispute, Inc. (“JAMS”), or its successors, under the then current rules of JAMS for employment disputes; provided that:
a.	The arbitrator shall have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and

b.	The arbitrator shall issue a written arbitration decision including the arbitrator’s essential findings and conclusions and a statement of the award; and

c.	Both you and Company shall be entitled to all rights and remedies that you or Company would be entitled to pursue in a court of law; and

d.	Company shall pay all fees in excess of those which would be required if the dispute was decided in a court of law.
Nothing in this Agreement is intended to prevent either you or Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Notwithstanding the foregoing, you and Company each have the right to resolve any issue or dispute arising under the Employee Invention Assignment and Confidentiality Agreement by Court action instead of arbitration.
Arbitrable claims do not include, and this Agreement does not apply to or otherwise restrict, administrative claims you may bring before any government agency where, as a matter of law, the parties may not restrict your ability to file such claims (including the Equal Employment Opportunity Commission and the National Labor Relations Board). Otherwise, it is agreed that arbitration shall be the exclusive remedy for administrative claims.